CARGO AIRCRAFT CHARTER AGREEMENT

                  THIS AGREEMENT, (hereinafter referred to as the "Agreement", made and entered into as of this 28th day of February, 1994, between Florida West Airlines, Inc. (hereinafter referred to as "FWA"), a Delaware corporation having its principal place of business at 4343 West Flagler Street, Suite 500, Miami, Florida 33134 and TIA, Inc., (formerly Wrangler Aviation, Inc.) (hereinafter referred to as "TIA"), a Delaware corporation, having a mailing address at 112 E. 25th Street, Baltimore, Maryland 21218

                              W I T N E S S E T H:

                  WHEREAS, TIA desires FWA, as an independent contractor, to perform services required by TIA in furtherance of TIA's business of transporting cargo by air, and FWA is willing to perform such services, on the terms hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, FWA and TIA agree as follows:

                                    ARTICLE I
                               CHARTER OF AIRCRAFT

                  Section 1.1 FWA hereby charters to TIA in accordance with the terms of this Agreement one properly crewed, maintained, insured, equipped and fueled Lockheed L-1011 aircraft having an available capacity of not less than one hundred thousand (0100,000) pounds actual weight (the "Aircraft") for the carriage of TIA's freight on the routes designated by TIA, at the times and at the charter prices set forth herein.

                  Section 1.2 FWA shall operate the Aircraft in accordance with the terms of this Agreement and shall, at its own cost and expense, perform all services required of it under this Agreement. Specifically, FWA, at its own cost and expense, shall:

                    (i) Do all things necessary and appropriate to operate the Aircraft in accordance with and provide the charter services required by this Agreement.

                    (ii) Prepare  all  flight  related  documents   required  to
                         operate the Aircraft in accordance with this Agreement;

                    (iii)Pay any and all taxes arising from the  performance  of this Agreement, including, but not limited to, taxes based upon ownership or use of the Aircraft or the net income, gross receipts or gross income of FWA and taxes related to the compensation of FWA's employees;

                    (iv) Provide a fully  qualified,  licensed  and  experienced cockpit crew as necessary to fly and otherwise operate the Aircraft;

                    (v)  Provide all  maintenance,  overhaul and repair services
                         necessary   to  keep  the   Aircraft  in  an  airworthy
                         condition;

                    (vi) Pay  all  required  compensation,   including  but  not
                         limited to salaries and employment benefits, to its employees utilized in providing the services required of FWA under this Agreement;

                    (vii)Maintain all insurance  coverage required by Article IX below; and

                    (viii) Supply all fuel and  petroleum  products  required to operate the Aircraft in accordance with this Agreement.

                  Section 1.3 FWA shall be solely responsible for the operational control of the Aircraft. FWA shall have full authority and control to determine what persons shall be carried on board the Aircraft, in accordance with Federal Aviation Regulations (FAR's) and any restrictions established by insurance underwriters. To the extent permitted by FAR's and applicable insurance restrictions, FWA shall, upon TIA's request, make available up to six
(6) passenger seats on board the Aircraft for the transportation of persons specified by TIA.

                  Section 1.4 FWA agrees that its pilots will be neatly uniformed and meet the appearance standards of TIA.

                                   ARTICLE II
                            EXCLUSIVE USE OF AIRCRAFT

                  Section 2.1

                  (a) Except as expressly provided otherwise in Section 2.1(c) below, throughout the Term of this Agreement, FWA shall operate the Aircraft in the performance of its obligations to TIA under this Agreement and shall make one hundred percent (100%) of the cargo space of the Aircraft available for utilization by TIA.

                  (b) FWA shall have the right to charter the Aircraft on an ad hoc basis during any period of time when the Aircraft is not otherwise scheduled to be operated under this Agreement.

                  (c) Should FWA desire to utilize the Aircraft to provide air cargo transportation services to any third party, FWA shall



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first obtain the express written permission of TIA. TIA shall not withhold such permission provided that:

                    (i) the intended utilization of the Aircraft will not cause FWA to fail to make any scheduled flight required by this Agreement on time;

                    (ii) TIA does not desire to charter  the  Aircraft  on an ad hoc basis during the period of time necessary to provide such services to such third party;

                    (iii)the  intended  utilization  of the  Aircraft  will  not cause FWA to violate the non-compete provisions of this Agreement as set forth in Section 16.2 hereof: and

                    (iv) TIA has no other  reasonable basis for withholding such permission.

                                   ARTICLE III
                             RELIABILITY REQUIREMENT

                  Section 3.1 Except for scheduled flights which are delayed or canceled at the request of TIA or by reason of Force Majeure, FWA shall maintain at least a ninety percent (90%) on-time schedule reliability factor for each calendar month and at least a ninety-five percent (95%) on-time schedule reliability factor for each calendar year with respect to flights required to be performed by this Agreement. A flight required to be performed by FWA pursuant to this Agreement shall be deemed to be on time if it arrives within one hour of its scheduled arrival time.

                  Section 3.2 FWA will notify TIA as soon as possible of any delay, breakdown or any other occurrence (including, but not limited to, an event of Force Majeure) which is reasonably expected to adversely affect the ability of FWA to perform any flight required to be performed by this Agreement in a timely manner.

                  Section 3.3 If the departure or arrival of a flight required to be performed by this Agreement is delayed for three (3) hours or more for any reason other than an event of Force Majeure or a request by TIA to delay such flight, the price that TIA would otherwise be obligated to pay for such flight shall be reduced by ten percent (10%).

                  Section 3.4

                  (a) If, at any time, FWA becomes aware of circumstances, other than an event of Force Majeure, that cause it to reasonably expect or should cause it to reasonably expect that the arrival of



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a flight scheduled to be performed for TIA pursuant to this Agreement (including any ad hoc charter) will be delayed for five (5) hours or more, FWA shall notify TIA of such circumstances and shall immediately use best efforts to contact all professionally reputable substitute air cargo carriers ("Substitute Carriers") which (i) have access to an aircraft capable of providing the required lift for at least sixty-five percent (65%) of the concerned cargo (a "Substitute Aircraft"), and (ii) are potentially capable of providing the required lift for such cargo in a manner more timely than FWA.

                  (b) If FWA locates a Substitute Carrier which has access to a Substitute Aircraft and is able to utilize such aircraft to provide the required lift for at least sixty-five percent (65%) of the concerned cargo within five
(5) hours or less after the originally scheduled arrival time, FWA shall immediately contract with such Substitute Carrier to utilize the Substitute Aircraft to provide such lift for the maximum possible amount of the concerned cargo.

                  (c) If, after the exercise of best efforts, FWA is unable to locate and contract with a Substitute Carrier as provided for in paragraph (b) above, FWA shall (i) immediately notify TIA of this fact, (ii) provide TIA with an estimate as to when FWA reasonably expects to be able perform the concerned flight and (iii) identify to TIA the Substitute Carrier(s) capable of providing a Substitute Aircraft and the required lift for at least sixty-five percent (65%) of the concerned cargo in a more timely manner. TIA may thereafter:

                    1.   cancel  the   required   flight   without   penalty  or
                         obligation to FWA;

                    2. require FWA to contract with a Substitute Carrier capable of providing a Substitute Aircraft and the required lift for at least sixty-five percent (65%) of the concerned cargo in a manner more timely than FWA; or

                    3. require FWA to perform the required flight when the Aircraft becomes available.

     (d) FWA shall be solely responsible for compensating any Substitute Carrier contracted with pursuant to paragraph (b) or (c) above.

                  (e) In the event a Substitute Carrier is engaged to provide lift for all or part of the concerned cargo pursuant to this Section 3.4, TIA shall reimburse to FWA the amount paid by FWA to such Substitute Carrier; provided, however, that in no event shall TIA be required to reimburse to FWA an amount which exceeds (i) the amount FWA would have been entitled to receive from TIA, after making the adjustment required by
Section 3.3, if FWA had  performed  the required  flight with the L-1011,  times
(ii) the percentage of the concerned cargo actually transported by the Substitute Carrier.

                  (f) FWA agrees to ensure that any Substitute Carrier that it contracts with pursuant to the terms of this Section 3.4 shall have all requisite government authority to perform the concerned flight and shall be capable of performing such flight in a professionally competent manner.

                  (g) In the event a flight required to be performed by FWA under this Agreement is delayed for five (5) hours or more due to a cause not attributable to a request of TIA or an event of Force Majeure, and TIA elects to cancel such flight, the block hours that would have been utilized by FWA to perform such flight shall be credited toward TIA's Aggregate Block Hour Commitment.

                  (h) In the event a Substitute Carrier is engaged to provide lift for all or part of the concerned cargo pursuant to this Section 3.4, the block hours that would have been utilized by FWA to provide the lift for all of the concerned cargo shall be credited toward TIA's Aggregate Block Hour Commitment.

                  Section 3.5 TIA shall not be obligated to make any payments for flights not actually performed due to FWA's inability to complete the flight.

                                   ARTICLE IV
                                PRICE AND PAYMENT

                  Section 4.1 In consideration of the performance of tile duties and obligations of FWA as set forth herein, TIA agrees to pay FWA the charter price set forth in Section 4.2 below. All invoices for services rendered hereunder shall be provided to TIA weekly within seven (7) days after the end of the calendar week in which the services were performed. TIA shall forward payments to FWA no later than fifteen (15) days after the receipt of a proper invoice and adequate documentation from FWA.

                  Section 4.2 Such charter prices shall be determined by multiplying the actual block hours used for a chartered trip under this Agreement by the Hourly Rate. The Hourly Rate shall be Five Thousand Five Hundred Dollars ($5,500.00) per block hour and shall be further adjusted as provided for in this Agreement. The parties have agreed that the Hourly Rate covers all services to be provided by FWA under this Agreement and includes all costs that may be incurred by FWA in providing such services.

                  Section 4.3 The Hourly Rate stated in Section 4.2 is based on average fuel costs of Seventy Cents ($0.70) per gallon. The parties agree that the Hourly Rate and, therefore, the charter price shall be adjusted up or down once each week (a week being Monday through Sunday) to take into account changes in the price of fuel. Adjustments in the Hourly Rate and the charter price for fuel cost changes for each week shall be based on the average price of each gallon of fuel purchased by FWA for use in the L-1011 for trips for TIA the previous week. For the purpose of determining the actual usage of fuel, the parties may assume that the L-1011 will use two thousand six hundred (2600) gallons of fuel per block hour.

                  Section 4.4 The parties agree that the Hourly Rate shall be adjusted on each anniversary of the Effective Date by an amount equal to the percentage change experienced by the Consumer Price Index for all Urban Consumers published by the Department of Labor during the preceding calendar year (January through December) multiplied by One Thousand Fifty Dollars ($1,050.00), (i.e. if the CPI increase is 5% then the Hourly Rate would increase by .05 multiplied by $1,050.00 or $52.50/Block Hour).

                  Section 4.5 Within sixty (60) days after the end of each anniversary of the Effective Date, FWA shall supply to TIA a statement of its average operational costs per block hour ("AOCPBH") incurred in connection with the performance of its obligations under this contract during the previous Contract Year. To the extent that the AOCPBH is less than Three Thousand Two Hundred Fifty Dollars ($3,250.00), ("Base Cost") then TIA shall be entitled to a rebate from FWA. The amount of the rebate shall be determined by the sum of (i) twenty percent (20%) of the difference between the Base Cost and AOCPBH, not to exceed Forty Dollars ($40.00), multiplied by the number of block hours flown during the Contract Year, and (ii) forty percent (40%) of the difference between the Base Cost and AOCPBH, multiplied by the number of block hours flown during the contract year. FWA shall pay such amounts to TIA within ten (10) days after delivery of the statement required to be delivered to TIA by FWA by this Section. The Base Cost shall be increased each contract year by the amount of the increase in the Hourly Rate provide for in Section 4.4 above.

                  TIA shall have the right to audit the statement of FWA's AOCPBH. If FWA and TIA shall dispute the AOCPBH. as contained in the statement issued by FWA, such dispute shall be submitted to binding arbitration in accordance with the Rules of the American Arbitration Association.

                  AOCPBH shall mean the average per block hour costs incurred by FWA (i) in operating the L-1011 for flight crews, flight following, maintenance, parts (including parts lease), aircraft lease and reserve charges, insurance, flight plans; and (ii) all costs related to the existing physical plant at the GSO

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facility,  except that any increase in the costs attributed to work performed by
FWA, on other aircraft besides the L-1011, shall not be included.

                                    ARTICLE V
                                TERM OF AGREEMENT

                  Section 5.1 This Agreement shall come into effect on March 1, 1994, (the "Effective Date") and shall expire on the fourth anniversary of that date, unless earlier terminated as provided for herein. A twelve ( 12) month period which commences on the Effective Date or one of the first three (3) anniversaries of the Effective Date shall be referred to as a "Contract Year."

                  Section 5.2 If TIA requires additional time to meet its commitments as stated in Section 14a of the Stock Purchase Agreement between the parties dated this same day ("Aggregate Block Hour Commitment"), TIA shall have the right to extend the term of this Agreement for an additional twelve (12) months by providing FWA with written notice of TIA's exercise of such right at least one hundred twenty ( 120) days prior to the expiration of the fourth Contract Year.

                                   ARTICLE VI
                           FURTHER OBLIGATIONS OF TIA

                  Section 6.1 TIA shall arrange and pay for cargo loading and unloading in connection with any charter flight operation undertaken pursuant to this Agreement. TIA may request FWA to perform or arrange for the performance of any of the aforementioned items, and TIA agrees to reimburse FWA's documented costs incurred in connection therewith.

                                   ARTICLE VII
                    FLIGHT SCHEDULING AND CANCELLATION RIGHTS

                  Section 7.1 For each calendar month covered by the Term of this Agreement, TIA shall provide FWA with a tentative schedule of its reasonably foreseeable flight requirements for such month (the "Monthly Flight Schedule"). Each such schedule shall be provided by TIA to FWA at least fourteen
(14) calendar days prior to the calendar month covered by such schedule. Actual required flights and times for flights shall be determined by TIA seven (7) days in advance of each flight.

                  Section 7.2 TIA may add a flight at any time if the Aircraft is (i) not then scheduled for routine maintenance or (ii) not then scheduled to perform an ad hoc charter for TIA or (iii) not then scheduled to perform an ad hoc charter for a third party previously consented to by TIA.

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                  Section  7.3 TIA may cancel or delay any flight  upon at least forty-eight (48) hours' prior written notice without penalty.

                  Section 7.4 TIA may cancel or delay any flight on less than forty-eight (48) hours' prior written notice if TIA reimburses FWA's reasonable and documented net costs incurred in connection with canceling or delaying such flight on short notice; however, such reimbursement shall not be required if such cancellation or delay is made necessary by an event of Force Majeure affecting TIA's requirement for such flight.

                  Section  7.5  Notwithstanding  the  other  provisions  of this
Article VII, FWA agrees that TIA may cancel flights without penalty or charge for the following holidays: New Years Day; Three Kings Day; Presidents Day; Good Friday; Memorial Day; Independence Day, Labor Day; Columbus Day; Thanksgiving Day; Christmas Day and two other discretionary days at the sole discretion of TIA.

                  Section 7.6 Either TIA or FWA may cancel or delay the operation of any flight if such cancellation or delay is made necessary by reason of Force Majeure. Such cancellations or delays shall not be taken into account in calculating FWA's reliability under Article III.

                                  ARTICLE VIII
                    FLIGHT SCHEDULING AND CANCELLATION RIGHTS

                  Section 8.1 FWA warrants to TIA that it will perform the services required under this Agreement in a safe manner, with a level of skill consistent with the highest professional standards, and within the agreed upon performance time. FWA warrants that it has the requisite federal, state and local governmental authority and all necessary corporate authority to enter into this Agreement.

                  Section 8.2 FWA further warrants that all the services will be performed in accordance with all applicable airport regulations, applicable federal state and local government, foreign government and international organization operating laws, rules, regulations, directives and requirements, including but not limited to those of the Federal Aviation Administration, the Department of Transportation and each airport where FWA renders services pursuant to this Agreement.

                  Section 8.3 FWA warrants that the Aircraft shall be airworthy and in good working order at all times during the performance of services hereunder.

                  Section 8.4 FWA warrants that the L-1011 has and throughout the Term of this Agreement shall have an available capacity of not less than one hundred thousand (100,000) pounds actual weight.




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




                                   ARTICLE IX
                                    INSURANCE

                  Section 9.1 FWA agrees to maintain Aircraft "all risk" hull, broad form third party property damage and public liability insurance in a minimum amount of Two Hundred Million Dollars ($200,000,000) combined single limit; and cargo liability insurance coverage in the amount of Two Million Dollars ($2,000,000) per occurrence. FWA's liability will be limited to Nine Dollars and Seven Cents ( $9.07) per pound for any damage to or loss of TIA's cargo while under the control of FWA, provided however that FWA shall not be liable for any damages or loss of TIA's cargo due to negligent acts of commission or omission by TIA.

                  Section 9.2 Should the L-1011 be taken out of service by reason of mechanical failure or extended maintenance, FWA shall use its best efforts to put the L-1011 back in service as soon as possible. Furthermore, at TIA's request FWA shall carry a policy of "loss of use" insurance insuring TIA and FWA against financial losses caused by the L-1O11's failure to be available for (i) any continuous period in excess of fourteen (14) days, or (ii) more than forty-five (45) days during any twelve (12) month period covered by the term of this Agreement. The cost of such "loss of use" insurance if requested by TIA shall be paid for by TIA in addition to the charter price.

                  Section 9.3 The coverage provided under Sections 9.1 and 9.2 above shall remain in full force and effect during the term hereof with TIA named as an "Additional Insured" and shall be endorsed (a) to provide at least thirty (30) days notice of cancellation or non-renewal to the Additional Insured and (b) to provide that such coverages are primary and not in excess of any insurance coverages which may be maintained by TIA such that any such coverages maintained by TIA shall be in excess of the coverages herein provided by FWA. Prior to the commencement of the Term of this Agreement, FWA shall provide to TIA certificates of insurance and copies of policies evidencing such coverage. Certificates and policies provided by FWA shall be in the English language in a form and substance acceptable to TIA.

                                    ARTICLE X
                                    INDEMNITY

                  Section 10.1 FWA, for itself, its successors, assigns and affiliates, agrees to defend, indemnify and hold harmless TIA, its officers, directors, shareholders, employees, representatives, agents and affiliates from and against any and all claims, loss, cost, expense (including court costs and reasonable attorneys fees) or damage to the persons or property of TIA or third parties resulting form or arising out of the services to be performed or




                                      - 9 -

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equipment or facilities to be provided by FWA pursuant to this
Agreement.

                  Section 10.2 TIA, for itself, its successors, assigns and affiliates, agrees to defend, indemnify and hold harmless FWA, its officers, directors, shareholders, employees, representatives, agents and affiliates from and against any and all claims, loss, cost, expense (including court costs and reasonable attorneys fees) or damage to the persons or property of FWA or third parties resulting form or arising out of the services or acts to be performed or equipment or facilities to be provided by TIA pursuant to this Agreement.

                  Section 10.3 Neither party shall be liable to the other party for the death or injury to employees of the other party. Each party will cover its own employees through workman's compensation or similar coverages as may be required under applicable law.

                                   ARTICLE XI
                              INTERNATIONAL FLIGHTS

                  Section 11.1 To the extent any carriage required to be provided under this Agreement involves an ultimate destination or stop in a country other than the country of departure, the Warsaw Convention may be applicable and FWA's liability limited thereby.

                                   ARTICLE XII
                              DEFAULTS AND REMEDIES

                  Section 12.1 Should FWA default in any of its obligations hereunder, and should FWA fail to cure any such default within ten (10) days after it received written notice describing the default, TIA may, at its option, terminate this Agreement. No such termination shall relieve FWA or TIA of their respective obligations under this Agreement accrued prior to the date of cancellation. TIA shall have no further obligation to utilize any flights with FWA until and unless FWA has timely cured such default.

                  Section 12.2 Should TIA default in any of its obligations hereunder, and should TIA fail to cure any such default within ten (10) days after it received written notice describing the default, FWA may, at its option, terminate this Agreement. No such termination shall relieve FWA or TIA of their respective obligations under this Agreement accrued prior to the date of termination. If the default described in the notice involves the failure by TIA to make a payment to FWA required by this Agreement, and if TIA does not cure such default within five (5) days from the receipt of said notice, FWA shall be under no further obligation to operate any flights until all payments then owing from TIA to FWA have been made.




                                     - 10 -

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                  Section  12.3 Should FWA fail to meet the monthly  reliability standard for two (2) consecutive calendar months or should FWA fail to meet the quarterly reliability standard for any two calendar quarters within any four quarter period, TIA shall thereafter have the right, without liability to FWA, to declare FWA in breach of the Agreement and to either (i) terminate the Agreement, or (ii) engage one or more Substitute Carriers to perform some or all of the services required of TIA under this Agreement; and TIA may continue to so engage the services of such Substitute Carrier(s) until FWA provides TIA with evidence satisfactory in the sole and absolute discretion of TIA that FWA is capable of and intends to thereafter comply with the reliability standard set forth in Article III.

                  Section 12.4 Should the Aircraft be unavailable for (i) any continuous period in excess of fourteen (14) days, or (ii) more than forty-five
(45) days during any twelve (12) month period covered by the term of this Agreement, TIA shall be entitled to make a claim or to cause FWA to make a claim under the policy of "loss of use" insurance required to be carried by FWA by
Section 9.2, to compensate TIA for any loss incurred as a result of the Aircraft being unavailable.

                  Section 12.5 A waiver of any default hereunder shall not be deemed a waiver of any other or subsequent default.

                  Section 12.6 Should TIA engage the services of one or more Substitute Carrier(s) pursuant to the rights established in Section 12.3, the block hours flown by such Substitute Carrier(s) shall be credited toward TIA's Aggregate Block Hour Commitment.

                                  ARTICLE XIII
                                     NOTICES

                  Section 13.1 Except where specifically provided otherwise, all notices and other communications authorized hereunder shall be given in writing to the person listed below either by personal delivery to said person, or by facsimile transmission, or by registered or certified mail, return receipt requested, and the date upon which any such notice is so personally delivered (or if the notice is given other than by personal delivery, the date upon which it is received by the addressee) shall be deemed to be the date of such notice, without regard to the date stated in such notice.

                  If to FWA:

                           Florida West Airlines, Inc.
                           Attention: President
                           P.O Box 026062

                           Miami, Florida 33102



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                           Fax: (305) 441 -0679

                  If to TIA:

                           TIA, Inc.
                           Attention: President
                           112 E. 25th Street
                           Baltimore, Maryland 21218
                           Fax: (410) 330-1105

FWA and TIA may each change, from time to time, their named representatives and respective addresses for the purpose of this Section by written notice as herein provided.

                                   ARTICLE XIV
                                   ASSIGNMENT

                  Section 14.1 This Agreement may not be assigned by FWA, in whole or in part, without the express prior written consent of TIA.

                  Section 14.2 It is specifically agreed that TIA a may assign this Agreement at any time in connection with any corporate reorganization or in connection with any merger, consolidation, sale or exchange of its freight forwarding operations.

                                   ARTICLE XV
                                  FORCE MAJEURE

                  Section 15.1 "Force Majeure" as used in this Agreement shall mean acts of God, adverse weather conditions, strikes of persons not in the employ of the party asserting a claim of Force Majeure, acts of the public enemy, wars, blockades, riots, epidemics, lightning, earthquake, fire, flood, explosions, failure of public utilities, unavailability of fuel, or inability to secure landing slots.

                                   ARTICLE XVI
                                  MISCELLANEOUS

                  Section 16.1 This Agreement, including the Attachment(s) hereto, represents the entire agreement between the parties regarding the subject matter of this Agreement, and no other prior written and/or oral agreements shall have any force or effect. Any modification of this Agreement or of the attachment(s) hereto shall be invalid unless in writing and signed by an authorized officer of FWA and an authorized officer of TIA.


                  Section 16.2 In consideration of TIA's entering into this Agreement, FWA agrees that during the Term of this Agreement it will not provide common carriage, contract or charter service between the United States and Puerto Rico, except that FWA retains the right to provide (i) ad hoc or non-routine charters of one week or less between the United States and Puerto Rico or (ii) common carriage, contract, or charter service between Miami and Puerto Rico. If FWA breaches this covenant, TIA shall thereafter have the right to immediately terminate this Agreement. The exercise of the right to terminate provided for in this paragraph 17.2 shall not impair any other rights to relief TIA may have at law or equity against FWA for a breach of this covenant. FWA specifically acknowledges that a breach of this covenant not to compete shall cause irreparable harm to TIA, and that as a consequence of such breach TIA shall be entitled to injunctive relief, to enforcement of this covenant by specific performance, and to damages.

                  Section 16.3 This Agreement shall be governed by and construed under the laws of the State of North Carolina and any action commenced or claim made pursuant hereto shall be brought only in the courts of competent jurisdiction located in North Carolina.

                  Section 16.4 BOTH PARTIES WAIVE TRIAL BY JURY IN CONNECTION WITH ANY LAWSUIT BROUGHT UNDER THIS AGREEMENT.

                  IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

Florida West Airlines, Inc.                        TIA, Inc.


By:_________/s/_______________                     By:_______/s/________________
Its: Excutive Vice President                       Its: Executive Vice President
C65104A.198

                              ASSIGNMENT AGREEMENT

                  This Agreement is made and entered into this 29th day of November, 1995 by and among Kenneth Welt, Trustee of Florida West Airline, Inc. hereinafter "Trustee"; TIA, Inc., a Delaware corporation, hereinafter "TIA"; and Tradewinds Airlines, Inc., a Delaware corporation, hereinafter "Tradewinds";

                  WHEREAS, Florida West Airlines, Inc. and TIA entered into an L-1011 Interim Operating Agreement and a Cargo Aircraft Charter Agreement both dated as of February 28, 1994, hereinafter the "Contracts".

                  WHEREAS, Florida West Airlines, Inc. filed a Petition for Relief under Chapter 11 of the Bankruptcy Code on October 11, 1994 in the United States Bankruptcy Court for the Southern District of
Florida Case No.: 94-14243-BKC-AJC;

                  WHEREAS, Trustee, pursuant to the Trustee's Second Amended and Modified Plan of Reorganization confirmed by the Bankruptcy Court "The Plan", desires to assign the Contracts to Tradewinds, Tradewinds desires to accept an assignment of the Contracts; and TIA is willing to approve such an assignment of the Contracts.

                  NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth Trustee, TIA and Tradewinds agree as follows:

                  1. Trustee assigns to Tradewinds and Tradewinds accepts such assignment from Trustee of the Cargo Aircraft Charter Agreement. Tradewinds agrees to be fully bound to all Florida West Airlines, Inc.'s obligations under said Agreement. TIA agrees to such assignment.

                  2. Section 5.2 of the Cargo Aircraft Charter Agreement is revised as follows:

                  Delete from the second line "14A of the Stock
Purchase Agreement between the parties dated this same date" and insert in its place "paragraph 4 of the Assignment Agreement dated November 29, 1995 between Kenneth Welt, Trustee of Florida West Airlines, Inc., Tradewinds Airlines, Inc.

                  3. Trustee assigns to Tradewinds and Tradewinds accepts such assignment. Tradewinds agrees to be fully bound to all of Florida West Airlines, Inc.'s obligations under said Agreement.

                  4.       Share Return Provision:

                           TIA will be issued shares of Tradewinds pursuant to
the Plan. TIA agrees that such shares will be subject to return to Tradewinds' subject to the following terms:

     (a) The number of shares of Tradewinds Stock to be issued to TIA shall be reduced if the number of required hours over the life of the Cargo Aircraft Charter Agreement is not obtained. The reduction in the number of shares of Tradewinds Stock shall be accomplished by TIA returning to Tradewinds the required number of shares of Tradewinds Stock, or if all or part of the Tradewinds Stock issued to TIA has been sold, the TIA shall, at its option either transfer to Tradewinds (i) the number of shares of Tradewinds Stock, required to be returned or (ii) a combination of cash and Tradewinds Stock equaling the value of the number of shares of Tradewinds Stock required to be returned. The number of shares of Tradewinds Stock (or shares of Tradewinds Stock plus cash, as the case may be) to be returned shall be determined in the following manner:

                    (i) the total number of block hours flown (including hours deemed flown pursuant to Section 4(c) hereof) shall be determined for each 12-month period starting March 1, 1994, annualized for periods less than 12 months;

                    (ii) the number of required block hours to be flown shall be determined as set forth on Schedule A by selecting the Block Hours Per Year equal to or, if not equal, next greater than the total number of block hours flown (determined pursuant to Section 4(a)(i) hereof), and the corresponding Required Block Hours shall be divided into the total number of block hours flown (determined pursuant to Section 4(a) (i) hereof);

                    (iii)if the  sum of all the  quotients  obtained  from  (ii)
                         above shall be equal to or greater than 1, then TIA shall have satisfied its requirement as to the minimum number of hours and shall be required to return any shares of Tradewinds Stock;

                    (iv) if,  at the  end  of the  term  of the  Cargo  Aircraft
                         Agreement or any extension thereof, the sum of all of the quotients obtained from (ii) above is less than 1, then TIA shall be required to return shares of Tradewinds Stock (or shares of Tradewinds Stock plus cash, as the case may be), the number of which shall be calculated as set forth in (1) and (2) below;

                    (1) the sum of all of the quotients obtained from (ii) above shall be subtracted from 1;

                    (2) the number obtained from Section 4(a)(iv)(1) above shall be multiplied by 800,000, and this shall be the number of shares of Tradewinds Stock (or shares of Tradewinds Stock plus cash as the case may be) to be returned by TIA to Tradewinds.

                           (b)    As security for TIA's obligation to return the
shares of Tradewinds Stock, for every block hour less than 2,700 per year average flown by the L-1011 under the Freight Handling Contract, TIA shall place into escrow with Tradewind's stock transfer agent, within 30 days after the receipt by TIA of the results of the annual audit referred to below, 60 shares of Tradewinds Stock, or if all or part of the Tradewinds Stock has been sold, then, at TIA's option, a combination of Tradewinds Stock has and cash with a total value of $300 for each hour the average annual number of block hours the L-1011 Airplane flew under the Cargo Aircraft Agreement is less than 2,700 block hours per year. Tradewinds shall annually perform an audit of the number of block hours the L-1011 Airplane has flown (including hours deemed to have been flown pursuant to Section 4(c) hereof) under the Cargo Aircraft Charter Agreement, commencing one year from March 1, 1994, and shall complete the annual audit within 30 days from such annual date. If the audit shows the additional shares of Tradewinds Stock are required to be placed into escrow, then TIA shall place the required number of shares of Tradewinds Stocks or shares of Tradewinds Stock plus cash in escrow within 30 days after written notice is given by Tradewinds to TIA of the number of shares of Tradewinds Stock to be placed in escrow. If the audit shows that there are more than sufficient shares of Tradewinds Stock, and/or cash in escrow, then Tradewinds shall direct the escrow agent to return the over amount of shares of Tradewinds Stock, and/or cash to TIA. The escrow agent shall return all of the cash in the escrow account, before returning shares of Tradewinds Stock. For the purposes of calculating the cost equivalents for Tradewinds Stock, each share of Tradewinds Stock shall have a cash value of $2.00.

                           (c)      If TIA shall have scheduled flight hours for
the L-1011 Airplane under the Cargo Aircraft Charter Agreement, and Tradewinds is unable to fly such hours for any reason whatsoever, then for the purposes of calculating the number of hours flown in any year, it shall be deemed that the L-1011 Airplane flew for the hours it would have flown had the L-1011 Airplane been available. If Tradewinds causes a termination of the Cargo Aircraft Charter

Agreement, then for the purposes of Section 4(a) (iii) hereof, the sum of the questions shall be deemed to be 1.

                  5.       Tradewinds and TIA agree as follows:


                           (a)    for the lesser of (i) five years from March 1,
1994 or (ii) so long as TIA owns a CL-44 airplane, Tradewinds will provide parking and storage for TIA's CL-44 airplane feet at the Piedmont Triad Airport Facilities leased by Tradewinds, at no cost to TIA;

                           (b)     for five years from March 1, 1994, Tradewinds
will provide maintenance and repair services for the CL-44 fleet at a fully burdened direct labor cost, without markup or profit. Tradewind's fully burdened direct labor cost is $22.00 per man hour. This cost may be adjusted annually for inflation, using the Consumer Price Index for all urban consumers (1967 = 100); as the basis for any adjustment in direct fully burden labor costs;

                           (c)      following transfer of TIA's DOT and FAA
Certificates to Tradewinds, Tradewinds will operate the CL-44 presently owned by TIA for Tradewinds' direct cost plus 5%;

                           (d)      Tradewinds will provide the exclusive use of
the warehouse and office portion of the Piedmont Triad Airport Facility leased by Tradewinds or Tradewinds Airlines, Inc. to TIA, its affiliates or assigns at no cost, other than the direct cost for utilities.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.


WITNESSED BY:                                    TRUSTEE:



__________/s/__________                          _____________/s/__________
                                                 Kenneth Welt, Trustee of
                                                 Florida West Airlines, Inc.



                                                 TIA, INC.



__________/s/__________                          By:___________/s/__________
                                                    Stuart Hettleman,
                                                    Executive Vice-President

                                                   TRADEWINDS AIRLINES, INC.



________/s/_________                               By:__________/s/__________
                                                      Larry Scheevel, Executive
                                                      Vice President



C65104.198

                                   SCHEDULE A

BLOCK HOURS PER YEAR                                       REQUIRED BLOCK HOURS
                                                       (TO BE USED IN 4(a) (ii))



         2,700                                               13,500

         3,000                                                9,000

         3,300 OR MORE                                        7,500



May 10, 1996

Mr. Stuart Hettleman
Executive Vice President
Caribbean Air Services, Inc.
7304 West Market Street
Greensboro, North Carolina  27409

Dear Stuart:

The Cargo Aircraft Charter Agreement dated February 28, 1994 and the Assignment Agreement dated November 29, 1995 and that further assignment of TIA, Inc. to Caribbean Air Services, Inc. expire on February 28, 1998 (copies attached). The issue for the L-1011 aircraft used to perform this contract expires on June 30, 1998, a four month difference.

In order for TradeWinds to better secure facilities that enable us to perform this Charter Agreement, we are requesting an extension of four months that will coincide with the termination of the aircraft lease.

TradeWinds agrees that there will be no increase in the hourly rate for this extension period over the rate in effect on February 28, 1998.

If you agree with this request for a four month extension, please sign on the signature line below and return to me.

Thank you for your consideration.

Sincerely,

__________/s/_________________
Larry C. Scheevel
Chief Operating Officer

_________/s/__________________
Caribbean Air Services, Inc.

May 10, 1996
Date

cc:  Paul J. Finazzo